Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Windward Bio Group AG 2026 Equity Incentive Plan, the Windward Bio Group AG 2026 Employee Share Purchase Plan, the Windward Bio Group AG Amended and Restated 2025 Equity Incentive Plan, of our report dated July 24, 2026, except for Note 24, as to which the date is November 9, 2026 with respect to the consolidated financial statements of Windward Bio Group AG as of December 31, 2025, December 31, 2024, and July 5, 2024 and for the period ended December 31, 2025 and the period from July 5, 2024 to December 31, 2024, included in its Registration Statement, as amended (Form F-1 No. 333-299608) filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Basel, Switzerland

November 13, 2026